Exhibit 5.1

July 11, 2016

Talend S.A.

9, rue Pages

92150 Suresnes

France

Re:  Registration Statement on Form F-1, as amended (No. 333-212279)
relating to the Initial Public Offering of up to 5,706,852 New Shares and 330,648
Existing Shares of Talend S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Talend S.A. (the “Company”), a French société anonyme, in connection with the initial public offering and sale by (i) the Company of up to 5,706,852 ordinary shares, including the ordinary shares which may be subscribed by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company (the “New Shares”) and (ii) one selling shareholder of the Company (the “Selling Shareholder”) of up to 330,648 ordinary shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Selling Shareholder (the “Existing Shares”), with a nominal value of €0.08 per share, each represented by one American Depositary Share, as contemplated by the Registration Statement on Form F-1 (No. 333-212279) (the “Registration Statement”) to which this opinion has been filed as an exhibit. The New Shares will be issued and subscribed, and the Existing Shares will be sold, pursuant to the underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Barclays Capital Inc., acting as the representatives of the several underwriters to be named in Schedule I to the Underwriting Agreement, and the Selling Shareholder.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(i) The New Shares, when issued and delivered by the board of directors of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of June 1st, 2016 pursuant to the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued and fully paid and non-assessable.

(ii) The Existing Shares are validly issued, fully paid and non-assessable.

Talend S.A.

July 11, 2016

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day